Exhibit 99.1
INVESTOR NEWS

For Immediate Release

AZEK Building Products and Composatron Combination Completed

Thursday, March 6, 2008

AZEK Building Products, a subsidiary of CPG International Inc. (“CPG”) and a leading supplier of premium, low maintenance building products, completed the acquisition of Composatron Manufacturing Inc. (“Composatron”) on February 29th.  On February 11th, CPG signed a definitive agreement to acquire 100% of the outstanding stock of Composatron. Composatron, located outside Toronto, Canada, is a privately held manufacturer of Premier and Trademark Railing Systems utilizing a polyvinyl chloride (“PVC”) and wood flour composite and co-extruded PVC capstock. The products have the subtle texture of painted wood and are ICC code listed.

The purchase price for the acquisition was approximately CAD $30 million, subject to working capital adjustments (with additional payments if certain financial targets are met in 2008). To finance the acquisition and CPG’s related fees and expenses, the sources of funds included $25 million (or approximately CAD $24.5 million) of borrowings under a Term Loan together with cash from the Company’s operations.

About CPG International

Headquartered in Scranton, Pennsylvania, CPG International is a manufacturer of market-leading brands of highly engineered, premium, low-maintenance, building products for residential and commercial markets designed to replace wood, metal and other traditional materials in a variety of construction applications. The Company’s products are marketed under several brands including AZEK® Trim and Mouldings, AZEK® Deck, Santana Products, Comtec Industries, Capitol, EverTuff™, TuffTec™, Hiny Hider® and Celtec®, as well as many other brands. For additional information on CPG please visit our web site at WWW.CPGINT.COM.